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                                                                    Exhibit 99.1



For Immediate Release

                       MELLON REINSTATED AS TRANSFER AGENT

                              FOR HAWAIIAN HOLDINGS



NEW YORK, August 15, 2003 - Hawaiian Holdings, Inc. (AMEX: HA) announced today that it has reached a new agreement with Mellon Investor Services, LLC pursuant to which Mellon will be reinstated as the stock transfer agent for the Company's common stock. Mellon had resigned as the stock transfer agent for the company on July 14, 2003 and since that time shareholders that hold shares of the Company's common stock have been unable to engage in any transactions involving their shares. As a result of Mellon's earlier resignation, the American Stock Exchange had instituted a halt in trading on the Company's common stock.

         As a result of the execution of the new agreement with Mellon, shareholders that hold shares of the Company's common stock in their own name as shareholders of record are once again able to re-register such shares or have the ownership of such shares transferred to another shareholder's name, and shareholders that hold shares of the Company's common stock in street name, such as in a stock brokerage account or by a bank or other nominee, are once again able to request physical certificates evidencing such shares.

         In its announcement, the Company also indicated that it has been in discussions with the American Stock Exchange to have the halt on trading that Amex imposed lifted and that the Company is hopeful the trading halt will be lifted in the near future in light of the reinstatement of Mellon as stock transfer agent.

         Hawaiian Holdings is a Delaware-based company that has been public since August 2002, when Hawaiian Airlines, which had been publicly held, became its wholly owned subsidiary in an internal corporate reorganization. Hawaiian Airlines filed for chapter 11 bankruptcy protection on March 21, 2003.